Exhibit n.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-2 of THL Credit, Inc. of our report dated March 6, 2019 relating to the financial statements of THL Credit Logan JV LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

August 7, 2019